EXHIBIT 99.1

For Immediate Release:

Steinway Acquires ArkivMusic

WALTHAM, MA - May 19, 2008 - Steinway Musical Instruments, Inc. (NYSE:LVB) today announced that it has acquired ArkivMusic, LLC, an online retailer of classical music recordings.  Specializing in the efficient delivery of a broad selection of classical music titles direct to the consumer, ArkivMusic sells over 90,000 titles, including thousands of previously out-of-print recordings produced “on-demand” through its ArkivCD program.  The company’s annual revenue growth rate has accelerated over the last four years, exceeding 30% in 2007, with sales last year of just over $8 million. ArkivMusic will continue to operate independently as a wholly owned subsidiary of Steinway.

CEO Dana Messina commented, “We are excited to have ArkivMusic and its employees join Steinway.  We share a passion for supporting outstanding music and musicians, and ArkivMusic is one of the shining lights in the classical music business these days.  This acquisition will help Steinway promote thousands of musicians that use our instruments around the globe.”

ArkivMusic’s President Eric Feidner said, “We are extremely excited to join forces with Steinway. We believe the reach and resources of Steinway can help us achieve our global growth strategy.  It is a privilege to become part of the fine tradition and values that Steinway represents to musicians and music fans worldwide.  We believe our growing business and extensive relationships with customers, record labels and radio will add considerable value to a dynamic brand in classical music.”

Steinway will pay $3 million in cash at closing and three annual payments of approximately $0.5 million.  The transaction involves additional potential consideration based on ArkivMusic’s results over the next three years.  The Company does not expect the purchase to have a material impact on earnings in 2008.

About Steinway Musical Instruments

Steinway Musical Instruments, Inc., through its Steinway and Conn-Selmer divisions, is one of the world’s leading manufacturers of musical instruments.  Its notable products include Bach Stradivarius trumpets, Selmer Paris saxophones, C.G. Conn French horns, Leblanc clarinets, King trombones, Ludwig snare drums and Steinway & Sons pianos.

About ArkivMusic

ArkivMusic - The Source for Classical Music™ (www.arkivmusic.com) is an online retailer of classical music focused on offering a vast selection of classical titles through an intuitive interface and a decentralized distribution platform. Since opening its online store in February 2002, ArkivMusic has built the largest selection of classical music recordings in the U.S., with access to over 90,000 titles from over 1,500 labels shipped from 20 distribution centers. In keeping with its mission of preservation, promotion, and efficient distribution of classical music, ArkivMusic’s innovative production-on-demand ArkivCD program allows consumers to find and purchase out-of-print recordings alongside the in-print catalog.

“Safe Harbor” Statement Under the Private Securities Litigation Reform Act of 1995

This release contains “forward-looking statements” which represent the Company’s present expectations or beliefs concerning future events.  The Company cautions that such statements are necessarily based on certain assumptions which are subject to risks and uncertainties which could cause actual results to differ materially from those indicated in this release.  These risk factors include the following: changes in general economic conditions; recent geopolitical events; increased competition; work stoppages and slowdowns; impact of dealer consolidations on orders; ability of new workers to meet desired production levels; exchange rate fluctuations; variations in the mix of products sold; market acceptance of new product and distribution strategies; ability of suppliers to meet demand; concentration of credit risk; fluctuations in effective tax rates resulting from shifts in sources of income; and the ability to successfully integrate and operate acquired businesses.  Further information on these risk factors is included in the Company’s filings with the Securities and Exchange Commission.

Contact:	Julie A. Theriault
Telephone:	781-894-9770
Email:	ir@steinwaymusical.com